SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 4) (1)



                               BCSB BANKCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   054948 10 4
                                ----------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [X]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)


----------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 16 Pages

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                  13G                    PAGE 2 OF 16 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           BCSB BANKCORP, INC.  EMPLOYEE STOCK OWNERSHIP PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           52-2158786
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                    0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER            177,854
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER               0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER       177,854
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             177,854
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           3.03%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                 13G                     PAGE 3 OF 16 PAGES
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           BCSB BANKCORP, INC.  DEFERRED COMPENSATION PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           52-2108333
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                               (a) [ ]

                                                               (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                   0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER           128,752
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER              0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER      128,752
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             128,752
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           2.19%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                13G                      PAGE 4 OF 16 PAGES
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           BALTIMORE COUNTY SAVINGS BANK FOUNDATION, INC.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           52-2108339
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                  0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER           59,800
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER             0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER      59,800
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             59,800
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           1.02%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                  13G                    Page 5 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           BALTIMORE COUNTY SAVINGS BANK EMPLOYEES' SAVINGS &
           PROFIT SHARING PLAN AND TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           52-1892231
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                   0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER            51,655
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER              0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER       51,655
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             51,655
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0.88%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                  13G                    PAGE 6 OF 16 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           BCSB BANKCORP, INC. MANAGEMENT RECOGNITION PLAN TRUST

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           52-2108333
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           STATE OF MARYLAND

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                   0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER            57,264
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER              0
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER       57,264
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             57,264
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           0.97%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    EP
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                  13G                    PAGE 7 OF 16 PAGES
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           H. ADRIAN COX

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER               14,387 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER            475,335
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER          14,387 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER       475,335
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             489,722
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           8.33% (2)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes options to acquire 7,500 shares, which options are exercisable within 60 days.
(2)  Assumes options to acquire 7,500 shares have been exercised.

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                13G                      Page 8 of 16 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           WILLIAM J. KAPPAUF, JR.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                100
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER          418,061
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER           100
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER     418,061
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             418,161
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
              [  ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            7.12%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                 13G                     Page 9 of 16 Pages
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           HENRY V. KAHL

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER             11,467 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER          475,335
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER        11,467 (1)
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER     475,335
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             486,802
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
             [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            8.28% (2)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes options to acquire 7,500 shares, which options are exercisable within 60 days.
(2)  Assumes options to acquire 7,500 shares have been exercised.

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                  13G                   PAGE 10 OF 16 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           JOHN J. PANZER, JR.

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER          17,092 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER        57,264
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER     17,092 (1)
       REPORTING          -----------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER   57,264
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             74,356
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
               [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            1.26% (2)
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes options to acquire 7,500 shares, which options are exercisable within 60 days.
(2)  Assumes options to acquire 7,500 shares have been exercised.

--------------------------------------------------------------------------------
CUSIP NO. 054948 10 4                 13G                    PAGE 11 OF 16 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS:
           MICHAEL J. KLEIN

           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

                                                             (a) [ ]

                                                             (b) [ ]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION
           UNITED STATES OF AMERICA

--------------------------------------------------------------------------------

       NUMBER OF          5      SOLE VOTING POWER                   2,042 (1)
         SHARES           ------------------------------------------------------
      BENEFICIALLY        6      SHARED VOTING POWER                59,800
        OWNED BY          ------------------------------------------------------
          EACH            7      SOLE DISPOSITIVE POWER              2,042
       REPORTING          ------------------------------------------------------
         PERSON           8      SHARED DISPOSITIVE POWER           59,800
          WITH
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             61,842
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
            [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            1.05%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON *
                    IN
--------------------------------------------------------------------------------

* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                  ------------------------------
                                                        PAGE 12 OF 16 PAGES
                                                  ------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

ITEM 1(a)    NAME OF ISSUER:
     BCSB Bankcorp, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
     4111 East Joppa Road, Suite 300
     Baltimore, Maryland 21236

ITEM 2(a)    NAME OF PERSON(S) FILING:
     The BCSB Bankcorp, Inc. Employee Stock Ownership Plan Trust (the "ESOP Trust"), the BCSB Bankcorp, Inc. Deferred Compensation Plan Trust (the "DCP Trust"), the Baltimore County Savings Bank Foundation, Inc. ("Foundation"), the Baltimore County Savings Bank Employees' Savings & Profit Sharing Plan and Trust (the "Savings Trust"), the BCSB Bankcorp, Inc. Management Recognition Plan Trust (the "MRP Trust"), and H. Adrian Cox, William J. Kappauf, Jr., Michael J. Klein, Henry V. Kahl and John J. Panzer, Jr. (together, the "Trustees"), who serve as all or some of the trustees of said trusts and Foundation (together, the "Trusts").

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:
     Same as Item 1(b).

ITEM 2(c)    CITIZENSHIP:
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:
     Common Stock, par value $.01 per share.

ITEM 2(e)    CUSIP NUMBER:
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (f) [X] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     Items (a), (b), (c), (d), (e), (g), (h), (i) and (j) hereof are not applicable. This Schedule 13G is being filed on behalf of the ESOP Trust and the Savings Trust, filing pursuant to the Item 3(f) classification, and on behalf of the DCP Trust, the Foundation and the MRP Trust and each trustee of the Trusts, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters. Exhibit A discloses the relationship between all persons who are parties to this filing.

                                                  ------------------------------
                                                        PAGE 13 OF 16 PAGES
                                                  ------------------------------

ITEM 4.     OWNERSHIP.

     (a)  AMOUNT  BENEFICIALLY  OWNED: See Row 9 of the second part of the cover
          ---------------------------
          page provided for each reporting person.

     (b)  PERCENT  OF CLASS:  See Row 11 of the  second  part of the cover  page
          -----------------
          provided for each reporting person.

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:  See Rows 5, 6, 7, and 8
          --------------------------------------------
          of the second part of the cover page provided for each reporting person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
     The ESOP Committee has the power to determine whether dividends on allocated shares that are paid to the ESOP trust are distributed to participants or are used to repay the ESOP loan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
     Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
     Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10.    CERTIFICATIONS.

     By signing below, each signatory in the capacity of a Trustee of a Trust certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each Trustee in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                  ------------------------------
                                                        PAGE 14 OF 16 PAGES
                                                  ------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BCSB BANKCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

By Its Trustees:

/s/ H. Adrian Cox                                             February 12, 2003
------------------------------------                          ------------------
H. Adrian Cox, as Trustee                                     Date

/s/ William J. Kappauf, Jr.                                   February 12, 2003
------------------------------------                          -----------------
William J. Kappauf, Jr., as Trustee                           Date

/s/ Henry V. Kahl                                             February 12, 2003
------------------------------------                          ------------------
Henry V. Kahl, as Trustee                                     Date


BCSB BANKCORP, INC.
DEFERRED COMPENSATION PLAN TRUST

By Its Trustees:

/s/ H. Adrian Cox                                             February 12, 2003
------------------------------------                          ------------------
H. Adrian Cox, as Trustee                                     Date

/s/ William J. Kappauf, Jr.                                   February 12, 2003
------------------------------------                          -----------------
William J. Kappauf, Jr., as Trustee                           Date

/s/ Henry V. Kahl                                             February 12, 2003
------------------------------------                          ------------------
Henry V. Kahl, as Trustee                                     Date

BALTIMORE COUNTY SAVINGS BANK
EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST

By:      Baltimore County Savings Bank, Its Trustee

/s/ William M. Loughran                                       February 12, 2003
-----------------------------------------------------         ------------------
William M. Loughran, Its Senior Vice President                Date

                                                  ------------------------------
                                                       PAGE 15 OF 16 PAGES
                                                  ------------------------------

BALTIMORE COUNTY SAVINGS BANK FOUNDATION, INC.

By Its Trustees:

/s/ H. Adrian Cox                                             February 12, 2003
-----------------------------------------------------         ------------------
H. Adrian Cox, as Trustee                                     Date

/s/ William J. Kappauf, Jr.                                   February 12, 2003
-----------------------------------------------------         -----------------
William J. Kappauf, Jr., as Trustee                           Date

/s/ Henry V. Kahl                                             February 12, 2003
-----------------------------------------------------         ------------------
Henry V. Kahl, as Trustee                                     Date

/s/ Michael J. Klein                                          February 12, 2003
-----------------------------------------------------         -----------------
Michael J. Klein, as Trustee                                  Date

BCSB BANKCORP, INC.
MANAGEMENT RECOGNITION PLAN TRUST

By Its Trustees:

/s/ H. Adrian Cox                                             February 12, 2003
-----------------------------------------------------         -----------------
H. Adrian Cox, as Trustee                                     Date

/s/ Henry V. Kahl                                             February 12, 2003
-----------------------------------------------------         ------------------
Henry V. Kahl, as Trustee                                     Date

/s/ John J. Panzer, Jr.                                       February 12, 2003
-----------------------------------------------------         -----------------
John J. Panzer, Jr., as Trustee                               Date



/s/ H. Adrian Cox                                             February 12, 2003
-----------------------------------------------------         ------------------
H. Adrian Cox, as an Individual Stockholder                   Date

/s/ William J. Kappauf, Jr.                                   February 12, 2003
-----------------------------------------------------         -----------------
William J. Kappauf, Jr., as an Individual Stockholder         Date

/s/ Henry V. Kahl                                             February 12, 2003
-----------------------------------------------------         ------------------
Henry V. Kahl, as an Individual Stockholder                   Date

/s/ John J. Panzer, Jr.                                       February 12, 2003
-----------------------------------------------------         -----------------
John J. Panzer, Jr., as an Individual Stockholder             Date

/s/ Michael J. Klein                                          February 12, 2003
-----------------------------------------------------         -----------------
Michael J. Klein, as an Individual Stockholder                Date

                                                  ------------------------------
                                                        PAGE 16 OF 16 PAGES
                                                  ------------------------------

                                    Exhibit A
                                    ---------


     The assets of the ESOP Trust, DCP Trust, MRP Trust and Foundation are held in trust by the Trustees, who have a fiduciary duty to act in the best interests of each Trust's respective beneficiaries. The assets of the Savings Plan Trust are held in trust by Baltimore County Savings Bank (in its capacity as trustee of the Savings Plan Trust), which has a fiduciary duty to act in the best interests of the Savings Plan Trust's beneficiaries. As directors of the Bank, the Trustees share voting and dispositive powers over the assets of the Savings Plan Trust. In their capacities as Trustees of all of the Trusts, the Trustees generally hold all shares of the Issuer's common stock for the benefit of the beneficiaries of the respective Trusts.